Page 1 of 6 Pages

						                           Exhibit Index Page 5


                   				UNITED STATES
      		      SECURITIES AND EXCHANGE COMMISSION
            			   WASHINGTON, D.C.   20549


                      				SCHEDULE 13G


		         UNDER THE SECURITIES EXCHANGE ACT OF 1934

      		       (AMENDMENT NO. _______________)*

           			    Human Genome Sciences, Inc.

    ______________________________________________________________________

               			       (Name of Issuer)

             			  Common Stock;  $.01 Par Value
    ______________________________________________________________________

               			(Title of Class of Securities)

                      				  444903108
    ______________________________________________________________________

                			       (CUSIP NUMBER)



Check the following box if a fee is being paid with this statement
( X ). (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                               Page 2 of 6 Pages

CUSIP NO.  444903108                   13G


1.  NAME OF REPORTING PERSON
    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       Aetna Life and Casualty Company
       151 Farmington Avenue
       Hartford, CT.   06156-3124   IRS Identification No. 06-0843808
______________________________________________________________________
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                			(a)_________
    N/A                                            (b)_________
______________________________________________________________________
3.  SEC USE ONLY
______________________________________________________________________
4.  CITIZENSHIP OR PLACE OF ORGANIZATION
    Connecticut
______________________________________________________________________
				                               5.  SOLE VOTING POWER
				                                   847,500
				                              _____________________________________
NUMBER OF SHARES BENEFICIALLY
OWNED BY EACH REPORTING
PERSON WITH
                                   6.  SHARED VOTING POWER
				                                    -0-
				                               _____________________________________

                             				  7.  SOLE DISPOSITIVE POWER
				                                   847,500
                               				______________________________________

                             				  8.  SHARED DISPOSITIVE POWER
				                                   -0-
                               				______________________________________
_____________________________________________________________________

9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    847,500
_____________________________________________________________________

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
    SHARES*
    N/A
_____________________________________________________________________

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
    5.80%
_____________________________________________________________________

12. TYPE OF REPORTING PERSON*
    HC
______________________________________________________________________
*SEE INSTRUCTION BEFORE FILLING OUT!
                                            Page 3 of 6 Pages

             				  SCHEDULE 13G

 Item 1(a).        Name of Issuer:

              		   Human Genome Sciences, Inc.

 Item 1(b).        Address of Issuer's Principal Executive Offices:

              		   9620 Medical Center Drive
		                 Suite 300
              		   Rockville, MD.  20850-3338

 Item 2(a).        Name of Person Filing:

              		   Aetna Life and Casualty Company

 Item 2(b).        Address of Principal Business Office or, if none,
              		   Residence:

              		   151 Farmington Avenue
              		   Hartford, Connecticut  06156-3124

 Item 2(c).        Citizenship:

              		   Connecticut

 Item 2(d).        Title of Class of Securities:

              		   Common Stock;  $.01 Par Value

 Item 2(e).        CUSIP Number:

              		   444903108

 Item 3.           Statement filed pursuant to Rule 13d-1(b).

              		   Parent Holding Company, in accordance with
		                 Section 240.13d-1(b)(ii)(G).

 Item 4.           Ownership.

       (a).        Amount Beneficially Owned

		                 847,500 shares of Common Stock, which includes
		                 840,000 shares of Common Stock and 7,500 shares of
		                 Common Stock issuable upon exercise of warrants.

       (b).        Percent of Class:
	              	   5.80%

                                                  Page 4 of 6 Pages

       (c).        Number of shares as to which such person has:

             		   (i)   sole power to vote or to direct the vote -
			                     847,500
		               (ii)   shared power to vote or to direct the vote-
			                     -0-
		              (iii)   sole power to dispose or to direct the
			                     disposition of -  847,500
		               (iv)   shared power to dispose or to direct the
			                     disposition of-   -0-

 Item 5.           Ownership of Five Percent or Less of a Class.
              		   N/A

 Item 6.           Ownership of More than Five Percent on Behalf of
              		   Another Person.
              		   N/A

 Item 7.           Identification and Classification of the Subsidiary
              		   Which Acquired the Security Being Reported on By
		                 the Parent Holding Company.

              		   See attached Exhibit

 Item 8.           Identification and Classification of Members of the
              		   Group.
		                 N/A

 Item 9.           Notice of Dissolution of Group.
              		   N/A

 Item 10.          Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 8, 1994
__________________________ (For the year ended December 31, 1993)
    Date

DANIEL P. KEARNEY
________________________________________
    Signature

Daniel P. Kearney, Executive Vice President, Investments
Name/Title